Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated April 16, 2014, relating to the financial statement of Virtus Alternative Inflation Solution Fund (a portfolio of Virtus Alternative Solutions Trust), which appears in such Registration Statement. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 16, 2014